REVOLVING LOAN AGREEMENT

HARRIS & HARRIS GROUP, INC.

and

TD BANK, N.A.

Dated as of February 24, 2011

5.12.	Subsidiaries	18

5.13.	Other Associations	18

5.14.	Environmental Matters	18

5.15.	Regulation O	19

5.16.	Capital Stock	19

5.17.	Solvency	19

5.18.	Anti-Terrorism Laws	19

SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS		20

6.1.	Payment of Taxes and Claims	20

6.2.	Maintenance of Properties and Corporate Existence	20

6.3.	Other Agreements	21

6.4.	Business Conducted	21

6.5.	Litigation	21

6.6.	Issue Taxes	21

6.7.	Unrestricted, Unencumbered Liquid Assets	21

6.8.	Financial and Business Infomation	21

6.9.	Officers’ Certificates	21

6.10.	Collateral Account	22

6.11.	Bank Accounts	22

6.12.	Reserved	22

6.13.	Information to Participant	23

6.14.	Material Adverse Developments	23

6.15.	Places of Business	23

6.16.	Employee Benefit Plans	23

6.17.	Power of Attorney	23

6.18.	Guaranty of Material Subsidiaries	24

SECTION VII. BORROWER’S NEGATIVE COVENANTS		24

7.1.	Merger, Consolidation, Dissolution or Liquidation	24

7.2.	Reserved	24

7.3.	Liens and Encumbrances	24

7.4.	Transactions With Affiliates or Subsidiaries.	24

7.5.	Additional Indebtedness	24

7.6.	Guarantees	24

7.7.	Reserved	24

7.8.	Reserved	24

7.9.	Use of Lenders’ Name	24

7.10.	Miscellaneous Covenants	24

7.11.	Jurisdiction of Organization	25

SECTION VIII. DEFAULT		25

8.1.	Events of Default	25

8.2.	Cure	26

8.3.	Rights and Remedies on Default	27

8.4.	Nature of Remedies	27

8.5.	Set-Off	27

SECTION IX. MISCELLANEOUS		27

9.1.	Governing Law	27

9.2.	Integrated Agreement	28

9.3.	Waiver	28

9.4.	Indemnity	28

9.5.	Time	28

9.6.	Expenses of Lender	29

9.7.	Brokerage	29

9.8.	Notices	29

9.9.	Headings	30

9.10.	Survival	30

9.11.	Successors and Assigns	30

9.12.	Counterparts	31

9.13.	Modification	31

9.14.	Signatories	31

9.15.	Third Parties	31

9.16.	Discharge of Taxes, Borrower’s Obligations, Etc.	31

9.17.	Withholding and Other Tax Liabilities	31

9.18.	Consent to Jurisdiction	31

9.19.	Additional Documentation	31

9.20.	Waiver of Jury Trial	32

9.21.	Consequential Damages	32

9.22.	Confidentiality	32

REVOLVING LOAN AGREEMENT

This REVOLVING LOAN AGREEMENT (“Agreement”) is dated this 24th day of February, 2011, by and between HARRIS & HARRIS GROUP, INC., a New York business corporation with an address of 1450 Broadway, 24th Floor, New York, New York 10018 (“Borrower”) and TD BANK, N.A., a national banking association with an address at 324 South Service Road, Melville, New York 11747 (“Lender”).

BACKGROUND

A.           Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B.           The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION  I.  DEFINITIONS AND INTERPRETATION

1.1.           Terms Defined :  As used in this Agreement, the following terms have the following respective meanings:

Act – The Investment Company Act of 1940, as amended from time to time.

Adjusted LIBOR Rate – For the LIBOR Interest Period for each LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate =                      London Interbank Offered Rate
1 – LIBOR Reserve Percentage

Advance(s) – Any monies advanced or credit extended to Borrower by Lender under the Revolving Credit, including without limitation, cash advances.

Advance Request – Shall have the meaning set forth in Section 2.2(b)(ii).

Affiliate – Any corporation, partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with the Borrower.  Notwithstanding the foregoing, any Person that is accounted for under GAAP as a portfolio investment of either Borrower or a Subsidiary of Borrower shall not, for purposes of this Agreement or any other Loan Document be deemed an “Affiliate” of the Borrower or such Subsidiary.

Anti-Terrorism Laws – Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Authorized Officer – Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower.

Bank Affiliate – With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having  ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Base Rate – The higher of (i) the Federal Funds Rate plus fifty basis points (0.50%) and (ii) the Prime Rate.  The Base Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

Base Rate Loans – That portion of the Loans accruing interest based on a rate determined by reference to the Base Rate.

Blocked Person – Shall have the meaning set forth in Section 5.17.

Business Day – A day other than Saturday or Sunday when Lender is open for business in New York, New York.

Capitalized Lease Obligations – Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

Capital Stock – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Change of Control – With respect to Borrower, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock of Borrower representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower or (b) the acquisition of direct or indirect control of Borrower by any Person or group.

Closing – Shall have the meaning set forth in Section 4.6.

Closing Date – Shall have the meaning set forth in Section 4.6.

Code – Internal Revenue Code of 1986, as amended from time to time.

Collateral – Shall have the meaning set forth in Section 3.1.

Commonly Controlled Entity – An entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Borrower and which is treated as a single employer under Section 414 of the Code.

Compliance Certificate – Shall have the meaning set forth in Section 6.9.

Default – Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Dollar, Dollars and U.S. Dollars and the Symbol $ – Lawful money of the United States of America.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be in effect, from time to time.

Event of Default – Shall have the meaning set forth in Section 8.1.

Executive Order No. 13224 – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same may be in effect from time to time.

Expenses – Shall have the meaning set forth in Section 9.6.

Federal Funds Rate – For any day, the rate of interest per annum as determined by Lender at which overnight Federal Funds are offered to Lender for such day by major banks in the interbank market, with each change in the Federal Funds Rate to be automatically and immediately effective on the date of any change in such rate. Each determination of the Federal Funds Rate by Lender shall be deemed conclusive and binding on Borrower absent manifest error.

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent reviewed financial statements of Borrower furnished to Lender and described in Section 5.6 herein.

Governmental Authority – Any United States federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality thereof, or any court, tribunal, grand jury, or arbitration.

Guarantor – Shall have the meaning set forth in Section 6.18.

Guaranty – Shall have the meaning set forth in Section 6.18.

Hazardous Substances – Any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

Hedging Agreements – Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

Indebtedness – All of the following with respect to any Person without duplication:  (i) indebtedness for money borrowed, (ii) purchase money obligations, (iii) Capitalized Lease Obligations, (iv) reimbursement obligations with regard to letters of credit and acceptances; provided, however, that reimbursement obligations supporting credit or liquidity facilities shall not constitute Indebtedness until such time as a reimbursement payment becomes due and payable under the agreement entered into in connection with such reimbursement obligations, (v) guarantees of the foregoing types of indebtedness and (vi) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person.

Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Bank Affiliate).

IRS – Internal Revenue Service.

LIBOR Interest Period – As to any LIBOR Rate Loan, a period of one month, two months or three months commencing on the date such LIBOR Rate Loan is made, as selected by Borrower pursuant to the terms of this Agreement (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period commencing on a given day of a calendar month would otherwise end on a day for which there is no numerically corresponding day in the relevant calendar month, such LIBOR Interest Period shall end on the last Business Day of the relevant calendar month and (ii) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date.

LIBOR Rate Loans – That portion(s) of the Loans accruing interest based on a rate determined by reference to the Adjusted LIBOR Rate.

LIBOR Reserve Percentage – For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender.  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien – Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.  For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans – the unpaid balance of cash Advances under the Revolving Credit which may be Base Rate Loans or LIBOR Rate Loans.

Loan Documents – Collectively, this Agreement, the Revolving Credit Note, the Guaranty and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

London Banking Days – Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

London Interbank Offered Rate – With respect to any LIBOR Rate Loan, the rate of interest per annum in Dollars (rounded upwards, if necessary, at Lender’s option, to the next 100th of one percent) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), for the applicable LIBOR Interest Period as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) 2 London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, at Lender’s option, to the next 100th of one percent) determined by Lender to be the average rate of interest per annum at which deposits in Dollars are offered for such LIBOR Interest Period to major banks in London, England at approximately 11:00 A.M. (London time) 2 London Banking Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Material Subsidiary – Any Subsidiary that has at least $500,000 in assets, as reflected on the most recent financial statements delivered pursuant to Section 6.8(a) hereof.

Maximum Revolving Credit Amount – The sum of Ten Million and 00/100 Dollars ($10,000,000).

Notice of Conversion/Extension – A written notice of conversion of a LIBOR Rate Loan to a Base Rate Loan, or of a Base Rate Loan to a LIBOR Rate Loan or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit “C” attached hereto.

Obligations – All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender or any other subsidiary of Lender or Bank Affiliate, under this Agreement, or any Interest Hedging Instrument between Borrower or Lender or any other subsidiary of Lender or Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lender or any other subsidiary of Lender or Bank Affiliate.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Lender or any other subsidiary of Lender or Bank Affiliate.

Organizational Documents – The certificate of incorporation and by-laws of Borrower, together with any and all other consents or resolutions, and such other agreements related to the corporate governance of Borrower; in each case including any and all modifications thereof as of the date of the document referring to such Organizational Document and any and all future modifications thereof.

Overadvance – Shall have the meaning set forth in Section 2.1(a).

PBGC – The Pension Benefit Guaranty Corporation.

Permitted Encumbrances – (a) Liens securing taxes, assessments, and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen, or landlords for labor, materials, supplies, or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 6.1; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance, or similar applicable laws; (c) Liens in favor of Lender; (d) covenants, restrictions, rights of way, easements, and other matters of public record, and other matters to which like properties are commonly subject, that singly or in the aggregate do not materially and adversely affect the value or marketability of, or materially interfere with the use or enjoyment of any asset of Borrower; and (e) judgment Liens not constituting an Event of Default.

Permitted Indebtedness – (a) Indebtedness to Lender in connection with the Revolving Credit or otherwise pursuant to the Loan Documents; (b) Indebtedness under Hedging Agreements, provided such Hedging Agreements are entered into in the ordinary course of business and not for speculative purposes; (c) purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (i) such Indebtedness incurred in any fiscal year shall not exceed $1,000,000, (ii) such Indebtedness shall not exceed the purchase price of the assets funded and (iii) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; and (d) Indebtedness existing on the Closing Date that is identified and described on Schedule “1.1(a)” attached hereto and made part hereof.

Permitted Investments – Investments permitted under the Act.

Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Plan – At any particular time, any defined benefit plan (as that term is defined in Section 3(5) of ERISA) which is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Prime Rate – The rate published from time to time in The Wall Street Journal as the “U.S. Prime Rate” or, in the event The Wall Street Journal ceases to be published, goes on strike, is otherwise not published or ceases publication of “Prime Rates”, the base, reference or other rate then designated by Lender, in its sole discretion, for general commercial loan reference.  The Prime Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

Property – Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Requirement of Law – Collectively, all federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Revolving Credit – Shall have the meaning set forth in Section 2.1(a).

Revolving Credit Closing Fee – Shall have the meaning set forth in Section 2.6.

Revolving Credit Maturity Date – February 24, 2014, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

Revolving Credit Note – Shall have the meaning set forth in Section 2.1(b).

Subsidiary – With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.  Notwithstanding the foregoing, any Person that is accounted for under GAAP as a portfolio investment of either Borrower or a Subsidiary of Borrower shall not, for purposes of this Agreement or any other Loan Document be deemed a “Subsidiary” of the Borrower or such Subsidiary.

UCC – The Uniform Commercial Code in effect from time to time in the State of New York.

Unrestricted, Unencumbered Liquid Assets – Unrestricted, unencumbered marketable securities, cash and cash equivalents.  Moneys deposited in the Collateral Account to satisfy the Collateral Account Requirement shall not constitute Unrestricted, Unencumbered Liquid Assets.

Other Capitalized Terms – Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.2.           Accounting Principles:  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement.  If there are any changes in GAAP after the Closing Date that would affect the computation of any financial covenants, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3.           Construction:  No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION  II.  THE LOANS

2.1.           Revolving Credit - Description:

a.           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include cash Advances extended by Lender to or for the benefit of Borrower from time to time hereunder.  The aggregate principal amount of unpaid cash Advances shall not at any time exceed the Maximum Revolving Credit Amount.  Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.  If the aggregate principal amount of unpaid cash Advances at any time exceeds the Maximum Revolving Credit Amount (such excess referred to as “Overadvance”), Borrower shall immediately repay the Overadvance in full.

b.           At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”).  The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made under the Revolving Credit with interest as herein provided.  Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.  The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c.           The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date.  On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lender shall not make any further Advances under the Revolving Credit.

2.2.           Advances and Payments:

a.           Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit and all Expenses, fees, indemnification obligations and all other charges payable by Borrower under this Agreement and any other Loan Document and any other Obligations of Borrower, shall be made to Lender at its banking office at 324 South Service Road, Melville, New York 11747 or such other office as Lender may designate in writing, in United States Dollars, in immediately available funds.  Borrower hereby authorizes Lender to charge account number 4250727240 maintained at Lender (the “Direct Debit Account”) for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal and fees.  Borrower acknowledges that Borrower’s failure to maintain sufficient funds in the Direct Debit Account for payment of any of the Obligations, or Lender’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document.  Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations) received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b.           i.           All cash Advances requested by Borrower under the Revolving Credit that are (a) LIBOR Rate Loans must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof and (b) Base Rate Loans must be in the minimum amount of One Hundred Thousand Dollars ($100,000) and integrated multiples of Ten Thousand Dollars ($10,000) in excess thereof.

ii.           All cash Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Advance Request”) executed by an Authorized Officer in the form of Exhibit ”A” attached hereto.  Such Requests must be requested by 10:00 A.M., Eastern time, on the date such Advance is to be made. Requests for LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of the LIBOR Rate Loan and the LIBOR Interest Period.  If no LIBOR Interest Period is specified, the LIBOR Interest Period shall be deemed to be a one month period.

iii.          Upon receiving a request for an Advance in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower.

2.3.           Interest:

a.           The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at the Borrower’s option, (i) the Adjusted LIBOR Rate plus one hundred twenty five basis points (1.25%) or (ii) the Base Rate.

b.           Changes in the interest rate applicable to the Base Rate Loans shall become effective on the same day there is a change in the Base Rate.

c.           Interest on Base Rate Loans shall be payable monthly, in arrears, on the first day of each month, beginning on the first day of the first full calendar month after the Closing Date, and on the Revolving Credit Maturity Date.  Interest on LIBOR Rate Loans shall be payable on the last day of the applicable LIBOR Interest Period and on the Revolving Credit Maturity Date.

d.           Borrower may elect from time to time to convert Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to Lender at least three (3) Business Days prior to the proposed date of conversion.  In addition, Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to a Base Rate Loan by giving Lender irrevocable written notice thereof by 12:00 noon one (1) Business Day prior to the proposed date of conversion.  LIBOR Rate Loans may only be converted to Base Rate Loans on the last day of the applicable LIBOR Interest Period.  If the date upon which a LIBOR Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a LIBOR Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan.  All or any part of outstanding Base Rate Loans may be converted as provided herein; provided that no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.

e.           Borrower may continue any LIBOR Rate Loans upon the expiration of a LIBOR Interest Period with respect thereto by delivering a Notice of Conversion/Extension to Lender at least three (3) Business Days prior to the proposed date of extension; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.  If Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, each such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.

f.           Borrower shall not request and Lender shall not make or continue, or convert any Loan to a LIBOR Rate Loan while an Event of Default exists.

g.           Borrower may not have more than six (6) LIBOR Rate Loans outstanding at any time.

2.4.           Additional Interest Provisions:

a.           Interest on the Advances shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b.           After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans shall be increased by four hundred (400) basis points.  Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c.           All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d.           In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.5.           Late Fee:  Borrower shall unconditionally pay to Lender a late charge equal to six percent (6%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date.  Such late charge shall be due and payable regardless of whether Lender has accelerated the Obligations.  Borrower agrees that any late fee payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

2.6.           Revolving Credit Closing Fee:  At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit (“Revolving Credit Closing Fee”) of Twenty Five Thousand Dollars ($25,000), less amounts previously paid thereon.

2.7.           Non-Utilization Fee:  Borrower agrees to pay to Lender a non-utilization fee of fifteen basis points (0.15%) per annum, payable quarterly in arrears on the first day of April, July, October, and January of each year, commencing on April 1, 2011, on the difference between the Maximum Revolving Credit Amount and the Loans calculated daily for each day the Revolving Credit is available under this Agreement.

2.8.           Prepayments:  Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, without penalty or premium except as provided in Section 2.11.  Any prepayment shall be accompanied by all accrued and unpaid interest.

2.9.           Use of Proceeds:  The extensions of credit under and proceeds of the Revolving Credit shall be used for general corporate purposes.

2.10.           Capital Adequacy:  If after the date hereof the adoption of or any change in any law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return.  Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower.  In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable.  Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.10; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal or regulatory burdens deemed by Lender in its reasonable discretion to be material.

2.11.           Funding Indemnity:  Borrower shall indemnify Lender, and hold Lender harmless from any loss, damages, liability, or expense which Lender may sustain or incur as a consequence of the making of a prepayment of Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto.  With respect to such Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.12.           Inability to Determine Interest Rate:  Notwithstanding any other provision of this Agreement, if Lender shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, (i) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate for a LIBOR Interest Period, or (ii) the Adjusted LIBOR Rate does not adequately and fairly reflect the cost to Lender of funding LIBOR Rate Loans that Borrower has requested be outstanding as a LIBOR Rate Loan during a LIBOR Interest Period, Lender shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower at least two (2) Business Days prior to the first day of such LIBOR Interest Period. Unless Borrower shall have notified Lender upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loan shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans. Until any such notice has been withdrawn by Lender, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the LIBOR Interest Periods so affected.

2.13.           Illegality:  Notwithstanding any other provision of this Agreement, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to Lender by the relevant Governmental Authority shall make it unlawful for Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) Lender shall promptly notify Borrower thereof, (b) the commitment of Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Lender shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans, or within such earlier period as required by law, to Base Rate Loans.  Borrower hereby agrees promptly to pay Lender, upon its demand, any additional amounts necessary to compensate Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by Lender in connection with any repayment in accordance with this Section 2.13, including but not limited to, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by Lender, to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.13; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal or regulatory burdens deemed by Lender in its reasonable discretion to be material.

2.14.           Requirements of Law:

a.           If after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

i.           shall subject Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for taxes on or changes in the rate of tax on the overall net income of Lender and franchise taxes);

ii.           shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

iii.           shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to Lender of making or maintaining LIBOR Rate Loans, or to reduce any amount receivable hereunder, or under the Revolving Credit Note, then, in any such case, Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such additional costs or reduced amount receivable which Lender reasonably deems to be material as determined by Lender, with respect to its LIBOR Rate Loans.  A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by Lender to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this Section 2.14; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal regulatory burdens deemed by Lender in good faith to be material.

b.           The agreements in this Section 2.14 shall survive the termination of this Agreement and payment of the Obligations.

SECTION  III.  SECURITY

3.1.           Collateral Account:  As collateral for all Obligations, the Borrower shall deposit with Lender funds in an amount not less than the Loans (the “Collateral Account Requirement”), which account shall be account number 4257613236 (the “Collateral Account”), and which Collateral Account shall not be otherwise encumbered except as permitted by this Agreement (the “Collateral”). Any amount in the Collateral Account in excess of the Collateral Account Requirement shall be available for withdrawal from the Collateral Account by Borrower at Borrower’s request.

SECTION  IV.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1.           Resolutions, Opinions, and Other Documents:  Borrower shall have delivered, or caused to be delivered to Lender the following:

a.           this Agreement, the Revolving Credit Note, each of the other Loan Documents, and any other documents to be executed and/or delivered by any other Person pursuant to this Agreement, all properly executed;

b.           certified copies of (i) resolutions of Borrower’s board of directors (or the executive committee thereof) ratifying, affirming and approving the execution, delivery and performance of this Agreement, the Revolving Credit Note to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof; and (ii) Borrower’s certificate of incorporation, by-laws and certificate of good standing;

c.           an incumbency certificate for Borrower identifying Authorized Officers, with specimen signatures;

d.           reserved;

e.           evidence of any third party consent, including any consent of a Governmental Authority, needed to authorize the Loan and the execution and delivery of the Loan Documents by Borrower;

f.           opinion of counsel to Borrower;

g.           such financial statements, reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

h.           certification by the chief executive officer or other Authorized Officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since December 31, 2009;

i.           payment by Borrower of all fees, including the Revolving Credit Closing Fee, and Expenses associated with the Loans;

j.           such other documents reasonably required by Lender.

4.2.           Absence of Certain Events:  At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

4.3.           Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date.

4.4.           Compliance with this Agreement:  Borrower shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by Borrower before or at the Closing Date including, without limitation, the provisions of Sections 6 and 7 hereof which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5.           Officers’ Certificate:  Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled.

4.6.           Closing:  Subject to the conditions of this Section, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at 324 South Service Road, Melville, New York 11747.

4.7.           Waiver of Rights:  By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8.           Conditions for Future Advances:  The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

a.           This Agreement and each of the other Loan Documents shall be effective;

b.           No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which would reasonably be expected to have a Material Adverse Effect;

c.           No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

d.           Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.2 hereof;

e.           Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION  V.  REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Lender that:

5.1.           Organization and Validity:

a.           i.           Borrower is a duly organized, validly existing business corporation, in good standing under the laws of the State of New York; has the power to own and hold the Property it purports to own and hold and to carry on its business as now being conducted and proposed to be conducted.

ii.           Borrower is a “business development company” within the meaning of the Act and is in compliance with the provisions of the Act in all material respects.

b.           The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or the certificate of incorporation, resolution or bylaw provisions of Borrower, or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound.  Borrower is not in violation of any term of any agreement or instrument to which it is a party or by which it may be bound which violation has or would reasonably be expected to have a Material Adverse Effect, or of its certificate of incorporation, resolution or bylaw provisions.

c.           Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and will have taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents.

d.           This Agreement, the Revolving Credit Note to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.2.           Pending Litigation:  There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority which have, or are reasonably likely to have, a Material Adverse Effect.  To the knowledge of Borrower, there are no investigations (civil or criminal) pending or threatened against Borrower in any court or before any Governmental Authority which is reasonably likely to have a Material Adverse Effect.  Borrower is not in default with respect to any order of any Governmental Authority, which default has had or is reasonably likely to have a Material Adverse Effect.

5.3.           Title to Properties:  Borrower has good title to its Property sufficient for the conduct of the business of Borrower, free from Liens and free from the claims of any other Person, except for Permitted Encumbrances.

5.4.           Governmental Consent:  Neither the nature of Borrower or of its business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the issuance or delivery of this Agreement, the Revolving Credit Note or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower, except for such of the foregoing as have been obtained or effected and except for such failures to obtain or effect the foregoing as have not had and are not reasonably likely to have a Material Adverse Effect.

5.5.           Taxes:  All tax returns required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower.

5.6.           Financial Statements:  The annual financial statements of Borrower as of December 31, 2009, heretofore delivered to Lender, are complete and accurate in all material respects, and fairly present the financial condition of the entities described therein as at the dates thereof and for the periods covered thereby, all having been prepared in accordance with GAAP consistently applied throughout the relevant periods.

5.7.           Full Disclosure:  The financial statements referred to in Section 5.6 of this Agreement do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain any untrue statement of a material fact.  Such financial or written statements do not omit a material fact, the omission of which would make the statements contained therein misleading.  There is no fact known to Borrower which has not been disclosed in writing to Lender which has or would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, as to projected financial information, Borrower represents and warrants only that such information, at the time furnished to Lender, was prepared in good faith based on reasonable assumptions under the circumstances.

5.8.           Government Regulations, etc.:

a.           The use of the proceeds of and Borrower’s issuance of the Revolving Credit Note will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  Borrower does not own or intend to carry or purchase at any time any “margin stock” within the meaning of said Regulation U, other than such margin stock that, when aggregated with all other margin stock owned by Borrower, has not more than 25% of the value (determined by a reasonable method) of the total assets of Borrower as of such time.

b.           Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business.

c.           As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply with the applicable requirements of ERISA and of the Code, including all applicable rulings and regulations thereunder, except for non-compliances that, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.  Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA).  Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi employer pension plan in which Borrower participates.  All Pension Plans and multi employer pension plans in which Borrower participates are shown on Schedule “5.8(c)” attached hereto and made part hereof.

d.           Borrower is not in violation of or receipt of written notice that it is in violation of any Requirement of Law, a violation of which causes or would reasonably be expected to cause a Material Adverse Effect.

5.9.           Reserved:

5.10.            Names and Intellectual Property:

a.           Within five (5) years prior to the Closing Date, Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule “5.10(a)” attached hereto and made part hereof.  Borrower is the sole owner of all names listed on such Schedule “5.10(a)” and any and all business done and all invoices issued in such trade names are Borrower’s sales, business and invoices.  Each trade name of Borrower represents a division or trading style of Borrower and not a separate Subsidiary or Affiliate or independent entity.

b.           As of the Closing Date, all trademarks, service marks, patents or copyrights which Borrower uses, plans to use or has a right to use are shown on Schedule “5.10(b)” attached hereto and made part hereof and Borrower is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are shown on Schedule “5.10(b)”.  Borrower is not in violation of any rights of any other Person with respect to such Property.

5.11.           Investments, Guarantees, Contracts, etc.:

a.           As of the Closing Date, Borrower has not entered into any leases for real or personal Property (whether as landlord or tenant or lessor or lessee), except as shown on Schedule “5.11(a),” attached hereto and made part hereof.

b.           Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or is reasonable likely to have a Material Adverse Effect.

c.           Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

5.12.           Subsidiaries:  As of the Closing Date, Borrower does not have any Subsidiaries or Affiliates, except as shown on Schedule “5.12” attached hereto and made part hereof.

5.13.           Other Associations:  As of the Closing Date, Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as shown on Schedule “5.13,” attached hereto and made part hereof.

5.14.           Environmental Matters:  Except as shown on Schedule “5.14,” attached hereto and made part hereof and except for such matters as, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect:

a.           To the best of Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower contains, or has previously contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

b.           To the best of Borrower’s knowledge after due inquiry, Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

c.           Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice will be received or is being threatened.

d.           Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of Borrower under any Environmental Law.

e.           No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding.

5.15.           Regulation O:  No director, executive officer or principal shareholder of Borrower is a director, executive officer or principal shareholder of Lender.  For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.16.           Capital Stock:  All of the Capital Stock of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities.

5.17.           Solvency:  After giving effect to the transactions contemplated under this Agreement, Borrower is solvent, is able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay Borrower’s debts.  Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

5.18.           Anti-Terrorism Laws:

a.           General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b.           Executive Order No. 13224.   Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

i.           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

ii.           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

iii.           a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv.           a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

v.           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

vi.           a Person who is affiliated with a Person listed above.

SECTION  VI.  BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations are paid and satisfied in full, that:

6.1.           Payment of Taxes and Claims:  Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time, be contested in good faith and by appropriate proceedings by Borrower, and if  Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Encumbrance has been entered and Borrower’s title to, and its right to use, its Property are not materially adversely affected thereby.

6.2.           Maintenance of Properties and Corporate Existence:

a.           Corporate Existence – Borrower shall maintain at all times its status and its good standing as a business corporation under the state law of its incorporation.

b.           Licenses and Audits – Borrower shall (a) maintain all licenses, certifications and permits necessary to continue operations; (b) provide Lender with copies of any final third party audit reports which are material to the Borrower’s operations or other material regulatory communications; and (c) provide the Lender with copies of all reports and forms filed with respect to all pension or other employee benefit plans under ERISA, as applicable, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details related to information of a reportable ERISA event.

c.           Maintenance of Insurance – Borrower shall maintain insurance in such amounts and against such risks as are insured against by other entities of similar size engaged in similar activities in the same geographic area.  Upon the request of the Lender, the Borrower shall deliver copies of certificates of insurance evidencing coverage.

d.           Financial Records – Borrower shall keep current and accurate books of records and accounts in accordance with GAAP.  Borrower shall not change its fiscal year end date without the prior written consent of Lender, which written consent shall not be unreasonably withheld, delayed or conditioned.

e.           Business Development Company – Borrower shall maintain its status as a business development company and shall comply with the Act in all material respects.

f.           Compliance with Laws – Borrower shall comply with all Requirements of Law applicable to it or affecting its Property, except for non-compliances that, singly or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any Property of Borrower.

6.3.            Other Agreements: Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of Borrower’s obligations under the Loan Documents.

6.4.           Business Conducted:  Borrower shall continue in the business presently operated by it using commercially reasonable efforts to maintain its customers and goodwill.  Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

6.5.           Litigation:  Borrower shall give Lender prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency (i) which, if adversely determined against the Borrower would be reasonably likely to have a Material Adverse Effect or (ii) in which the amount involved is $50,000 or more and is not covered by insurance.

6.6.           Issue Taxes:  Borrower shall pay all documentary, stamp or similar taxes, if any, in connection with the issuance of the Revolving Credit Note and the recording of any lien documents.  The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

6.7.           Unrestricted, Unencumbered Liquid Assets: Borrower shall at all times maintain Unrestricted, Unencumbered Liquid Assets of not less than $7,500,000.

6.8.           Financial and Business Information:  Borrower shall deliver or cause to be delivered to Lender the following:

a.           Financial Statements and Reports:

i.            (A) as soon as available and in any event within ninety (90) days following the end of each respective fiscal year, copies of the audited financial statements of the Borrower, on a consolidated basis, including balance sheets as at the end of such fiscal year, and the related statements of income, and cash flow for such fiscal year, prepared in accordance with GAAP; and (B) as soon as available and in any event within forty-five (45) days after the close of the first, second and third fiscal quarter, a copy of the unaudited financial statements as of the end of such quarter for the Borrower, on a consolidated basis, and the related balance sheets, and the related statements of income and cash flow for such fiscal year, prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments), certified by the chief financial officer of the Borrower.

ii.           provide Lender with copies of any audit reports and regulatory communications received from any Governmental Authority which, individually or in the aggregate, would have a Material Adverse Effect;

b.           Notice of Event of Default – promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

c.           Notice of Claimed Default – promptly upon receipt by Borrower, notice of default, oral or written, given to Borrower by any creditor for Indebtedness for borrowed money in excess of $50,000;

d.           Securities and Other Reports – if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency; and

e.           Additional Reports – Borrower shall, if requested by Lender, promptly furnish Lender with copies of all reports filed with any federal, state or local Governmental Authority or any other documents or reports requested by Lender.

f.           Publicly-Filed Documents Deemed Delivered – The filing by Borrower of any financial statement or other document with the Securities and Exchange Commission shall constitute delivery thereof to Lender for all purposes of this Agreement.

6.9.           Officers’ Certificates:  In addition to the financial statements delivered to Lender pursuant to Section 6.8(a)(i) hereof, Borrower shall deliver to Lender a certificate (“Compliance Certificate”) (in the form of Exhibit “B,” attached hereto and made part hereof) from the chief financial officer or chief executive officer of Borrower setting forth:

a.           Event of Default – that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b.           Covenant Compliance – the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.7 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.10.           Collateral Account: Borrower shall maintain the Collateral Account at the Collateral Account Requirement.

6.11.           Bank Accounts:  Borrower shall maintain its major depository and disbursement account(s) with Lender.

6.12.           Reserved:

6.13.           Information to Participant:  Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

6.14.            Material Adverse Developments:  Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature, which would reasonably be expected to have a Material Adverse Effect, it shall give to Lender telephonic notice specifying the nature of such development or information and such anticipated effect.  In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the same day such verbal communication is made or the next Business Day thereafter.

6.15.           Places of Business:  Borrower shall give thirty (30) days prior written notice to Lender of any changes in the location of its headquarters located at 1450 Broadway, 24th Floor, New York, NY 10018.

6.16.           Employee Benefit Plans:  Borrower shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Lender, promptly upon Lender’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Lender of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Code) with respect to any such Pension Plan(s) and the action which Borrower proposes to take with respect thereto.  Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Lender upon (x) its receipt of notice of the assertion against Borrower of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.17.            Power of Attorney:  Borrower shall promptly, upon the reasonable request of the Lender and at the Borrower’s expense, execute, acknowledge, and deliver, or cause the execution, acknowledgement, and delivery of, any document or instrument supplemental to or confirmatory to the Loan Documents or otherwise necessary or desirable in the Lender’s reasonable opinion for the creation, preservation, and/or perfection of any security interests in the Collateral that are given by Borrower to Lender. Borrower hereby irrevocably constitutes and appoints Lender, during the continuance of an Event of Default hereunder, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower to take any appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan Documents.  The powers conferred on Lender shall not impose any duty upon Lender to exercise any such power.

6.18.            Guaranty of Material Subsidiaries:  Upon the request of Lender, Borrower shall cause any Material Subsidiary to guaranty the Loans (each a “Guarantor”) and, in connection therewith, enter into a guaranty in the form attached hereto as Exhibit D (collectively, the “Guaranty”) and provide Lender with such organizational documents, certificates, opinions of counsel and other materials required by Lender.

SECTION  VII.  BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full, that:

7.1.            Merger, Consolidation, Dissolution or Liquidation: Borrower shall not merge or consolidate with any other Person or engage in a division, conversion, dissolution or liquidation.

7.2.           Reserved:

7.3.           Liens and Encumbrances:  Without the Lender’s prior written consent, Borrower shall not: (i) execute a negative pledge agreement with any Person covering any of its Property or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property, whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Encumbrances.

7.4.           Transactions With Affiliates or Subsidiaries: Borrower shall not enter into any transaction with any Subsidiary or other Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless:  (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes.

7.5.           Additional Indebtedness:  Without Lender’s prior written consent, Borrower shall not incur additional Indebtedness, except for Permitted Indebtedness.

7.6.           Guarantees:  Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.

7.7.           Reserved:

7.8.           Reserved:

7.9.           Use of Lenders’ Name:  Borrower shall not use Lender’s name in connection with any of its business operations.  Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

7.10.           Miscellaneous Covenants:

a.           Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower’s ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

b.           Borrower shall not carry or purchase at any time any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, other than such margin stock that, when aggregated with all other margin stock owned by Borrower, has not more than 25% of the value (determined by a reasonable method) of the total assets of Borrower at such time.

7.11.           Jurisdiction of Organization:  If a Registered Organization, Borrower shall not change its jurisdiction of organization.

SECTION  VIII.  DEFAULT

8.1.           Events of Default:  Each of the following events shall constitute an event of default (“Event of Default”):

a.           Payments – if Borrower fails to make any payment of principal or interest, including any Overadvance, under the Obligations within five (5) days after the date such payment is due and payable; or

b.           Other Charges – if Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement within five (5) days after receipt of notice from Lender that such payment is due and payable; or

c.           Particular Covenant Defaults – if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 6.2(a), 6.7, 6.8(b), 6.9, 6.10 and Section 7 for which no cure period shall exist), such failure continues for thirty (30) days after the occurrence thereof; or

d.           Financial Information – if any statement, report, financial statement, or certificate made or delivered by Borrower or any of its officers, employees or agents, to Lender in connection with the Loans is not true and correct, in all material respects, when made; or

e.           Warranties or Representations – if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

f.           Agreements with Others – (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower; or (ii) if Borrower otherwise defaults beyond any grace period under the terms or covenants of any such Indebtedness;

g.           Other Agreements with Lender – if Borrower breaches or violates the terms of, or if a default (after expiration of any applicable cure period), or an Event of Default, occurs under any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

h.           Judgments – there shall be entered against the Borrower any final uninsured judgment which, singly or with any other final uninsured judgment or judgments against the Borrower then remaining unpaid, exceeds $50,000 unless the Borrower contests in good faith and by proper proceedings such judgment and sets aside and maintains reserves adequate to cover any such judgment or establishes bond before execution on any asset of the Borrower; or

i.           Assignment for Benefit of Creditors, etc. – if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition to creditors, or makes or sends notice of an intended bulk sale of any business or all or substantially all of the assets now or hereafter owned or conducted by  Borrower; or

j.           Bankruptcy, Dissolution, etc. – upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

k.           Receiver – upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s Property; or

l.           Reserved; or

m.           Termination of Business. – if Borrower ceases any material portion of its business operations as presently conducted

n.           Pension Benefits, etc. – if Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs, which reportable event has had, or is reasonably likely to have, a Material Adverse Effect; or

o.           Investigations – Lender receives information which reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

p.           Liens – if any Lien in favor of Lender shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Encumbrances or if Borrower or any Governmental Authority shall assert any of the foregoing; or

q.           Change of Control - if there shall occur a Change of Control; or

r.           Guaranty – if any breach or default occurs under the Guaranty, or if the Guaranty, or any obligation to perform thereunder is terminated; or

s.           Material Adverse Effect – if there is any change in Borrower’s financial condition which, in Lender’s reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect.

8.2.           Cure:  Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3.           Rights and Remedies on Default:

a.           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

b.           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, Lender may, in its discretion, terminate the Revolving Credit and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(i), (j), or (k) shall automatically cause an acceleration of the Obligations).

c.           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default (other than the rights with respect to clause (i) below which Lender may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights with respect to the collateral under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default.

8.4.           Nature of Remedies:  All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5.           Set-Off: Borrower hereby grants to Lender a continuing lien, security interest, and right of setoff as security for all of Obligations upon and against all the deposits and credits of Borrower (other than clients’ trust and other fiduciary accounts or escrows and donor restricted assets) now or hereafter in the possession, custody, or control of Lender and its successors and assigns or in transit to any of them.  Upon the occurrence and continuation of an Event of Default, Lender may setoff the same or any part thereof and apply the same to the Obligations of Borrower.  To the extent permitted by law, any and all rights to require Lender to exercise its remedies with respect to any other collateral which secures the Obligations prior to exercising its right of set-off with respect to such deposits or credits of the Borrower, are hereby voluntarily, intentionally, and irrevocably waived.

SECTION  IX.  MISCELLANEOUS

9.1.        Governing Law:  THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.  THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2.           Integrated Agreement:  The Revolving Credit Note, the other Loan Documents and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3.           Waiver:  No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4.           Indemnity:

a.           Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any Requirement of Law, and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, in each case except to the extent arising or resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

b.           Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection to the extent the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5.           Time:  Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.

9.6.           Expenses of Lender:  At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”);

9.7.           Brokerage:  This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8.           Notices:

a.           Any notice, demand, consent request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:	TD Bank, N.A.
324 South Service Road
Melville, New York 11747
Attention: John Topolovec
Vice President
Facsimile No. (631) 962-2834

With copies to Lender’s Counsel:	Harris Beach PLLC
333 Earle Ovington Boulevard, Suite 901
Uniondale, New York 11553
Attention: Robert J. Chanis, Esq.
Facsimile No. (516) 880-8483

If to Borrower to:	Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, New York 10018
Attention: Daniel Wolfe
President
Facsimile No. (212) 582-9563

With copies to Borrower’s Counsel:	Sutherland
1275 Pennsylvania Avenue, NW
Washington, District of Columbia 20004-2415
Attention: James D. Darrow, Esq.
Facsimile No. (202) 637-3593

b.           Any notice sent by Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

c.           Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9.           Headings:  The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10.           Survival:  All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note, regardless of any investigation made by Lender or on its behalf. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11.           Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.  Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12.           Counterparts:  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and were upon the same instrument.

9.13.           Modification:  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14.           Signatories:  Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15.           Third Parties:  No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16.           Discharge of Taxes, Borrower’s Obligations, Etc.:  Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fails to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender.  Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17.           Withholding and Other Tax Liabilities:  In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower.  In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18.           Consent to Jurisdiction:  Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

9.19.           Additional Documentation:  Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Lender or Lender’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly signed or which should have been signed at or prior to the Closing, but which was not so signed and delivered.  Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.20.           Waiver of Jury Trial:  BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.21.           Consequential Damages:  Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.22.            Confidentiality:  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any  assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower; (f) with the consent of Borrower; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower; or (h) to any nationally recognized rating agency that requires access to information about Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to Lender or its Affiliates.

For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be delivered in New York, New York as of the day and year first written above.

HARRIS & HARRIS GROUP, INC.

By:_____________________________________________
Name: Daniel Wolfe
Title:   President

TD BANK, N.A.

By:_____________________________________________
Name:  John Topolovec
Title:    Vice President

(Signature Page to Revolving Loan Agreement)

S-1

EXHIBIT “A”

FORM OF REVOLVING CREDIT ADVANCE REQUEST

Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, New York 10018 (“Borrower”)

TD Bank, N.A.
324 South Service Road
Melville, New York 11747 (“Lender”)

Borrower hereby requests an Advance in the amount of $___________ pursuant to Section 2.2 of that certain Revolving Loan Agreement by and among Borrower and Lender dated as of February 24, 2011 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”). Borrower hereby requests that such Advance be a (select one) [Base Rate Loan or LIBOR Rate Loan].  [If a LIBOR Rate Loan, the LIBOR Interest Period for such Advance is ____].   The proposed date of the Advance is ____.

Borrowers hereby represent and warrant to Lender as follows:

a.      There exists no Default or Event of Default under the Loan Agreement.

b.
All representations and warranties made by Borrower in the Loan Agreement are true and correct, and all covenants of the Borrower made in the Loan Agreement have been performed, in each case as of the date hereof.

c.	Prior to this request, the aggregate principal amount of all Advances outstanding under the Revolving Credit are $_____________.

        HARRIS & HARRIS GROUP, INC.

By: __________________________________________
Name:
Title:

Date:  _____________, 201_

A-1

EXHIBIT “B”

COMPLIANCE CERTIFICATE

TD Bank, N.A.
324 South Service Road
Melville, New York 11747
Attention: John Topolovec

The undersigned, the _____________ of Harris & Harris Group, Inc. (“Borrower”), gives this certificate to TD Bank, N.A. (“Lender”), in accordance with the requirements of Section 6.9 of that certain Revolving Loan Agreement, dated as of February 24, 2011, by and between Borrower and Lender (“Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending __________________, 201_, copies of which are attached hereto, I hereby certify that:

(a)           The Borrower has Unrestricted, Unencumbered Liquid Assets of _________________; and

2.           No Default exists on the date hereof, other than: ____________________  [if none, so state]; and

3.           No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

Very truly yours,

By: __________________________
Name: _______________________
Title:_________________________

B-1

EXHIBIT “C”

FORM OF NOTICE OF EXTENSION/CONVERSION

Dated as of: ______________

TD Bank, N.A.
324 South Service Road
Melville, New York 11747
Attention: John Topolovec

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you under Section 2.3 of the Revolving Loan Agreement dated as of February 24, 2011 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among Harris & Harris Group, Inc. (“Borrower”) and TD Bank, N.A., as lender (“Lender”).

1.	This Notice is submitted for the purpose of:

(Check one and complete applicable information in accordance with the Loan Agreement.)

☐           Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The principal amount of such Loan to be converted is $___________.

(c)	The requested effective date of the conversion of such Loan is _________.

(d)	The requested LIBOR Interest Period applicable to the converted Loan is ______.

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ___________.

(c)	The principal amount of such Loan to be converted is $____________.

(d)	The requested effective date of the conversion of such Loan is _________.

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such LIBOR Rate Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ____________.

(c)	The principal amount of such LIBOR Rate Loan to be continued is $_____________.

C-1

(d)	The requested effective date of the continuation of such LIBOR Rate Loan is ________.

(e)	The requested LIBOR Interest Period applicable to the continued LIBOR Rate Loan is ______.

2.            All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Loan Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

3.            No Event of Default exists.

4.            Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned, on behalf of Borrower, has executed this Notice of Conversion/Continuation this ____ day of __________, 201__.

HARRIS & HARRIS GROUP, INC.

By:
Name
Title

C-2

EXHIBIT “D”

FORM OF GUARANTY

D-1

Schedule 1.1(a)

Permitted Indebtedness

None.

Schedule 5.08(c)

Employee Benefit Plans

Harris & Harris Group 401(k) Plan

Schedule 5.10(a)

Prior Business Names

None.

Schedule 5.10(b)

Trademarks, Copyrights, etc.

Harris & Harris Group, Inc.®

Nanotech for Cleantech™

Nanotech for Healthcare™

Nanotech for Electronics™

Schedule 5.11(a)

Leases

Lease dated July 1, 2008 by and between Jack Rominger, Tommie Plemons and Dale Denson as Lessor and Harris & Harris Enterprises, Inc., a Delaware Corporation, as Lessee.

Lease Agreement, dated September 24, 2009, between Rosh 1450 Properties LLC and Harris & Harris Group, Inc.

Sublease dated October 19, 2010 by and between Harris & Harris Enterprises, Inc. and Vector Economics, Inc.

Sublease dated June 5, 2009 by and between Harris & Harris Enterprises, Inc., a Delaware Corporation and SoftTech VC Inc., a California S Corporation.

Schedule 5.12

Subsidiaries and Affiliates

Harris & Harris Enterprises, Inc.

Harris Partners I, L.P.

Schedule 5.13

Other Associations

None.

Schedule 5.14

Environmental Matters

None.